Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

WhiteFiber, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share	(1)	Other	4,000,000	$	$68,000,000.00	0.0001531	$10,410.80

Total Offering Amounts:							$68,000,000.00		10,410.80
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$10,410.80

__________________________________________
Offering Note(s)

(1)	Represents an aggregate of 4,000,000 Ordinary Shares issuable pursuant to stock options, restricted stock awards, or other awards granted, or to be granted pursuant to the WhiteFiber, Inc. 2025 Omnibus Equity Incentive Plan (the “Plan”).

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminable number of Ordinary Shares which may become issuable pursuant to the anti-dilution provisions of the Plan.

Any Ordinary Shares covered by an option or certain awards granted under the Plan that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the Plan.

The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $17.00 per share represents the initial public offering price.